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                                                        EXHIBIT NO. 99.5(b)

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
            500 BOYLSTON STREET o BOSTON o MASSACHUSETTS 02116-3741
                                 617 o 954-5000



                                       As of February 1, 1994



Mr. W. Thomas London
Treasurer
MFS Government Securities Fund
500 Boylston Street
Boston, MA  02116

         Re: MFS Government Securities Fund

Dear Tom:

         This letter will confirm that the Investment Advisory Agreement dated July 18, 1984 (the "Agreement"), between Massachusetts Financial Services Company ("MFS") and MFS Government Securities Fund (the "Fund") has been amended, effective as of February 1, 1994, to establish the Fund's management fee as the lesser of (i) 0.40% of the Fund's average daily net assets or (ii) 0.25% of the Fund's average daily net assets plus 3.40% of the Fund's gross income (i.e., income other than from the sale of securities), in each case on an annualized basis for the Fund's then-current fiscal year.

         In connection with this amendment, the voluntary reduction of MFS' right to the management fee set forth in the Agreement has been revised, effective as of February 1, 1994, to provide for a management fee of 0.14%.

         For purposes of computing the management fee payable to MFS pursuant to the Agreement, the voluntary reduction of MFS' right to receive such management fee shall be limited to the amount expressly set forth above, giving full consideration to all commission recapture, directed brokerage and "soft dollar" arrangements, as well as any brokerage and research services and other compensation of any nature whatsoever received by or on behalf of MFS or its affiliates.

         This arrangement may be revised or rescinded by MFS at any time upon notice to the Fund and without notice to shareholders.

                                       Very truly yours,


                                       BRUCE AVERY
                                       Bruce Avery